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                                                           EXHIBIT 5(a)




                                November 12, 1998





CMS Energy Corporation
Fairlane Plaza South
330 Town Center Drive
Suite 1100
Dearborn, MI  48126

Ladies and Gentlemen:

         I am the Assistant General Counsel of CMS Energy Corporation, a Michigan corporation ("CMS Energy" or the "Company"), and have acted as such in connection with the Registration Statement on Form S-3 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the additional registration of 169,964 shares ($7,850,500) of CMS Energy Common Stock, $.01 par value ("CMS Energy Common Stock"). The offered securities are sometimes referred to as the "Securities." Capitalized terms not otherwise defined herein have the respective meanings specified in the Registration Statement.

         In rendering this opinion, I have examined and relied upon a copy of the Registration Statement. I have also examined, or have arranged for the examination by an attorney or attorneys under my general supervision, originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination.


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                  Based on the foregoing, it is my opinion that:

                  1. The Company is duly incorporated and validly existing under the laws of the State of Michigan.

                  2. The Company has the corporate power and authority to authorize and sell the CMS Energy Common Stock.

                  3. The CMS Energy Common Stock will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Company's Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of the CMS Energy Common Stock, as contemplated by the Registration Statement and prospectus supplement relating thereto; and (iii) upon delivery and purchase, when certificates representing the CMS Energy Common Stock shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

                  For purposes of this opinion, I have assumed that there will be no changes in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company.

                  I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Securities.

                  I am a member of the bar of the State of Michigan and I express no opinion as to the laws of any jurisdiction other than the State of Michigan and the federal law of the United States of America.

                  I hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-3 relating to the Securities and to all references to me included in or made a part of the Registration Statement.

                                       Very truly yours,


                                       /s/ Michael D. Van Hemert
                                       ------------------------------
                                       Michael D. Van Hemert